April 10, 2019

U.S. Securities & Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen

I have read the statements included under Item 4.01 in the Form 8-K, dated April 3, 2019 of Alphacom Holdings, Inc. (formerly Mitu Resources, Inc.) to be filed with the Securities and Exchange Commission and I agree with such statements insofar as they relate to our resignation.

We have no basis to agree or disagree with any other statements of the Registrant contained therein.

Very truly yours,

/s/ pls cpa
PLS CPA, A Professional Corp.